UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest reported event): May 9, 2024

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-14310

Delaware	41-1838504
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

551 Madison Ave Suite 800 New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 220-3300

18 East 50th Street, FL7

New York, New York, 10022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	Not applicable	None

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement

On May 9, 2024, GB HEI, LLC (the “Borrower” or “GB HEI”), a wholly-owned indirect subsidiary of GlassBridge Enterprises, Inc. (the “Company”), and GB HRP, LLC (“GB HRP”), a wholly-owned subsidiary of the Company, entered into a Loan and Security Agreement (the “EWB Loan Agreement”), and East West Bank, a California corporation (“East West Bank”), as a lender and as agent for the other lenders from time to time party thereto, providing the Borrower with a revolving loan facility pursuant to which East West Bank and the lenders agree to advance to the Borrower 70% of the net funded balance of eligible home equity option contracts from time to time purchased by the Borrower, subject to the terms and conditions set forth in the EWB Loan Agreement. All capitalized terms not otherwise defined herein have the meanings ascribed thereto in the EWB Loan Agreement.

The aggregate amount of the Revolving Loan Commitments under the EWB Loan Agreement is $35,000,000; provided that in the sole discretion of East West Bank and the other lenders, the Revolving Loan Commitment may be increased up to $50,000,000. The Scheduled Maturity Date is May 9, 2031. Advances under the Revolving Loan Commitments will be available through May 9, 2026, unless the Revolving Period is earlier terminated following an Event of Default or other early amortization trigger. All advances under the EWB Loan Agreement bear interest bear interest at Term SOFR plus 3.25%, with interest payable monthly. The Borrower borrowed $9,291,800 under the EWB Loan Agreement at the closing, and paid off the $4,000,000 loan under a loan and security agreement with Point Digital Finance, Inc. which was previously disclosed.

Performance Covenants

The occurrence of one of the following asset performance-related triggers will result in an event of default under the EWB Loan Agreement: (a) the three-month rolling average Resolution Rate, tested monthly, is less than (i) during the first six months of the revolving credit facility, 5.0% and (ii) thereafter, 7.5% or (b) the aggregate Intrinsic Value of all home equity option contracts financed under the EWB Loan Agreement becomes less than 85% of the aggregate net funded balance of all home equity option contracts financed under the EWB Loan Agreement. The occurrence of either trigger may be cured by making additional principal payments within 5 business days of such occurrence.

Events of Default

The EWB Loan Agreement provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment of principal, premium, if any, and interest, when due, breach of covenants in the EWB Loan Agreement, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. If an event of default occurs and is continuing, East West Bank may declare the outstanding principal balance together with all accrued but unpaid interest on the obligations under the EWB Loan Agreement and all other sums due and payable by the Borrower to East West Bank to be immediately due and payable. These events of default are subject to a qualifications, limitations and exceptions that are described in the EWB Loan Agreement.

Pledge Agreement

On May 9, 2024, the Borrower and GB HRP entered into a pledge agreement (the “Pledge Agreement”). Pursuant to the Pledge Agreement, GB HRP has pledged 100% of its membership interest of GB HEI to East West Bank as collateral security for the obligations of the Borrower under the EWB Loan Agreement.

Sale, Contribution and Transfer Agreement

On May 9, 2024, GB HRP and GB HEI entered into a sale, contribution and transfer agreement (the “Transfer Agreement”), pursuant to which GB HRP has transferred to GB HEI substantially all home equity option contracts acquired from Point Digital Finance, Inc.

The Loan Agreement, Pledge Agreement and Transfer Agreement have been filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K. This summary description of these agreements does not purport to be complete and is qualified in its entirety by reference to these agreements, which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 9, 2024, GB HEI entered into the EWB Loan Agreement and Pledge Agreement, as described in Item 1.01 above and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan and Security Agreement, dated as of May 9, 2024, by and among GB HRP, LLC, GB HEI, LLC and East West Bank

10.2	Pledge Agreement, dated as of May 9, 2024, by and between GB HRP, LLC and East West Bank

10.3†	Sale, Contribution and Transfer Agreement, dated as of May 9, 2024, by and between GB HRP, LLC and GB HEI, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Exhibits and schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2024

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer